Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 25, 2005

among

ION SYSTEMS, INC.,

MKS INSTRUMENTS, INC.

and

TWCP, L.P.

(solely in its capacity as Stockholders’ Representative)

This draft shall not be considered final as to
any party unless executed and delivered by such party.

TABLE OF CONTENTS

Page

ARTICLE 1
Definitions

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	12

ARTICLE 2
The Merger

ARTICLE 3
Representations and Warranties of the Company

ARTICLE 4
Representations and Warranties of Buyer and MergerCo

Section 4.01. Existence and Power	44
Section 4.02. Authorization	44
Section 4.03. Governmental Authorization	44
Section 4.04. Non-contravention	44
Section 4.05. Financing	44
Section 4.06. Litigation	45
Section 4.07. Finders’ Fees	45
Section 4.08. Projections, Etc.	45
Section 4.09. No Affiliates	45

ARTICLE 5
Covenants of the Company

Section 5.01. Conduct of the Company	45
Section 5.02. Access to Information	47
Section 5.03. Notices of Certain Events	48

ARTICLE 6
Covenants of Buyer

Section 6.01. Confidentiality	48
Section 6.02. Employees and Offers of Employment	48

Page

Section 6.03. Company Employee Plans	49
Section 6.04. Buyer Employee Plans	49
Section 6.05. Obligations of MergerCo and Surviving Corporation	49
Section 6.06. Director and Officer Liability	49

ARTICLE 7
Covenants of Buyer, MergerCo and the Company

ARTICLE 8
Conditions to the Merger

Section 8.01. Conditions to Obligations of the Parties	53
Section 8.02. Conditions to Obligations of Buyer and MergerCo	53
Section 8.03. Conditions to Obligation of the Company	55

ARTICLE 9
Termination

Section 9.01. Grounds for Termination	55
Section 9.02. Effect of Termination	56

ARTICLE 10
Indemnification

ARTICLE 11
Miscellaneous

Page

Section 11.06. Governing Law	66
Section 11.07. Jurisdiction	66
Section 11.08. Counterparts; Third-Party Beneficiaries	66
Section 11.09. Entire Agreement	67
Section 11.10. Captions	67
Section 11.11. Severability	67

EXHIBITS Exhibit A: Exhibit B: Exhibit C: Exhibit D: Exhibit E: Exhibit F: Exhibit G:
List of Stockholders Executing Consents
Form of Consent
List of Employees Executing Employment Agreements
Form of Escrow Agreement
Amended and Restated Articles of Incorporation
Statement of U.S. Real Property Interest Status
Matters to be Covered by Legal Opinion

SCHEDULES

Schedule A: Schedule B:	Assumed Common Share Consideration List of Entities

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 25, 2005 among Ion Systems, Inc., a California corporation (the “Company”), MKS Instruments, Inc., a Massachusetts corporation (“Buyer”) and TWCP, L.P. solely in its capacity as the Stockholders’ Representative hereunder.

W I T N E S S E T H :

WHEREAS, this Agreement contemplates a transaction in which Buyer will acquire the Company pursuant to a transaction in which MergerCo, which when formed will be a wholly owned subsidiary of Buyer and will become a party to this Agreement pursuant to Section 6.07 hereof, will merge with and into the Company, with the Company surviving the merger, in accordance with the California General Corporation Law (“CA Law”), and the holders of the Company’s preferred stock, common stock and in-the-money vested options will receive cash in consideration for such merger;

WHEREAS, the Board of Directors of the Company has determined that the Merger is in the best interests of the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and has recommended the approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, concurrently herewith, the TWCP Entities and the individuals and entities listed on Exhibit A, being (A) the holders of a majority of the Common Shares voting both (i) as a separate class and (ii) as a single class together with the holders of Preferred Shares, and (B) all holders of the Preferred Shares voting both (i) as a separate class and (ii) as a single class (on an as converted basis) together with the holders of Common Shares, have executed and delivered written consents substantially in the form of Exhibits B hereto approving the Merger (the “Consents”);

WHEREAS, concurrently herewith, as a material inducement for Buyer to enter into this Agreement, the Company and each of the persons shown on Exhibit C have executed and delivered an Employment Agreement; and

WHEREAS, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger.

The parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01 . Definitions. (a) The following terms, as used herein, have the following meanings:

“Additional Management Incentive Bonus Amount” means any additional amount payable to Participants pursuant to the third sentence of Section 4.2 of the Management Incentive Bonus Plan and the other provisions of the Management Incentive Bonus Plan in respect of any Contingent Payout (as such term is defined in the Management Incentive Bonus Plan), including the Additional Escrowed Bonus Amount.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Company Subsidiary shall be considered an Affiliate of any TWCP Entity or any Person (other than the Company or any Company Subsidiary) controlling, controlled by or under common control with any TWCP Entity.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company dated as of October 30, 2000, as amended as of February 7, 2005.

“Assumed Full Dilution Number” means (i) the total number of Common Shares outstanding immediately prior to the Effective Time (including for the avoidance of doubt the Electing Common Shares) plus (ii) the total number of Common Shares that would be issuable upon exercise of In-the-Money Options.

“Available Escrow Amount” has the meaning assigned to that term in the Escrow Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended on or prior to the date hereof, and any rules or regulations promulgated thereunder.

“Claim Notice” means a written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by Buyer and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that Buyer is entitled to indemnification under Article 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by Buyer.

“Closing Preferred Consideration” means an amount equal to (A) $78,930,000 less (i) the Management Incentive Bonus Amount, (ii) the Escrow Amount, (iii) the Total Election Amount, (iv) Transaction Expenses and (iv) Indebtedness, divided by (B) the number of Preferred Shares outstanding immediately prior to the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Share Consideration” means for each Non-Electing Common Share, the sum of the Common Share Amounts payable in respect of such share pursuant to the terms of this Agreement.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Common Stock of the Company.

“Company Disclosure Schedule” means the disclosure schedule of the Company, signed by the Company and delivered to Buyer on the date hereof.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any Company Subsidiary, including without limitation the applications and registrations listed in Section 3.14 of the Company Disclosure Schedule. “Company Intellectual Property Rights” does not include Intellectual Property Rights licensed to but not owned by the Company or its Subsidiaries.

“Company Stock Option” means an option to purchase Common Shares pursuant to any of the Company Stock Option Plans.

“Company Stock Option Plans” means the (i) Ion Systems, Inc. 1988 Equity Incentive Plan, as adopted June 30, 1988 and (ii) Ion Systems, Inc. 1998 Equity Incentive Plan, as adopted October 10, 1998, as amended through August 4, 2004.

“Company Subsidiary” means a Subsidiary of the Company.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Credit Agreement” means the Loan and Security Agreement entered into by and between the Company and Silicon Valley Bank, dated as of October 31, 2003, as amended as of October 30, 2004 and as may be further amended after the date hereof, and any agreements ancillary thereto.

“Damages” means any and all diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, cost of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses for litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action), other than those costs and expenses relating to an arbitration of a Dispute which are to be shared equally by Buyer and the Stockholders as set forth in Article 10; provided, however, that Damages shall not include any fees and expenses incurred by or on behalf of Buyer, its Subsidiaries or their Affiliates in connection with (i) a Dispute of any indemnification claim under Article 10 (it being understood that fees and expenses incurred in connection with a Third Party Action, if any, underlying such Dispute are not excluded by this clause (i)) or (ii) defending any Third Party Action to the extent that such Third Party Action is resolved in favor of Buyer, the Surviving Corporation or their Affiliates (except where the mere existence of such Third Party Action is in itself a breach of any representation included in this Agreement).

“Dispute” means the dispute resulting if, in a Response the Stockholders’ Representative disputes Buyer’s rights with respect to all or part of the applicable Claimed Amount.

“Electing Common Shares” means the Common Shares with respect to which an effective Election has been duly made and has not been revoked as of the Election Deadline.

“Electing Shareholder” means any holder of Common Shares as of the date of this Agreement who duly submitted a properly executed Election Form and applicable Share Certificates pursuant to Section 2.04(b).

“Election Form” means an election form pursuant to which a holder of Common Shares outstanding as of the date of this Agreement elects to convert all (and not less than all) such Common Shares into the right to receive the Election Share Consideration in respect of such Common Shares. The Election Form shall be in form and substance satisfactory to the Company and shall include a release by such holder.

“Election Share Consideration” means the Assumed Common Share Consideration calculated as of the Effective Time according to the formula set forth on Schedule A hereto as if the Escrow Amount is zero and as if Mr. Frank Schneider fully received the Initial Escrowed Bonus Amount.

“Employee Plan” means any employment, severance or similar contract, plan or policy and each other arrangement providing for compensation, bonuses, profit-sharing, equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or a Company Subsidiary, including any “employee benefit plan”, as defined in Section 3(3) of ERISA.

“Environmental Laws” means any and all statutes, laws, regulations and rules, in each case as in effect on the date hereof, that have as their principal purpose the protection of the environment, human health in relation to exposure to Materials of Environmental Concern, or occupational health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code; provided that none of the TWCP Entities or any of their Affiliates shall be considered an ERISA Affiliate of the Company or any of its Company Subsidiaries.

“Escrow Agent” means the escrow agent to be jointly appointed by the Company and Buyer as soon as practicable after the date hereof.

“Escrow Agreement” means the agreement in substantially the form attached hereto as Exhibit D.

“Escrow Distribution Amount” means any amount distributed pursuant to the Escrow Agreement (or deemed distributed pursuant to this Agreement) from the Escrow Account other than to Buyer.

“Escrowed Bonus Amount” means the sum of: (a) the portion of the Management Incentive Bonus Amount of Mr. Frank Schneider (excluding any Additional Management Incentive Bonus Amount) that is unvested as of the Closing and required to be placed in escrow at the Closing, pursuant to an escrow agreement (the “Management Escrow Agreement”), in accordance with the Management/Employee Incentive Agreement between the Company and Mr. Frank Schneider dated October 6, 2003 (the “Initial Escrowed Bonus Amount”), and (b) the portions of the Additional Management Incentive Bonus Amount that are, after the Closing, distributed from the Escrow Account for the benefit of Mr. Frank Schneider prior to the vesting of such Additional Management Incentive Bonus Amount portions, which amount shall be required to be placed in escrow pursuant to the Management Escrow Agreement (the “Additional Escrowed Bonus Amount”).

“Expected Claim Notice” means a Claim Notice notifying that, as a result of a legal proceeding instituted by or written claim made by a third party, Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article 10.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Bonus” has the meaning set forth in the Management Incentive Bonus Plan.

“Indebtedness” means all indebtedness of the Company or any Company Subsidiary for borrowed money (including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto) under the Credit Agreement as of the Calculation Date.

“Indemnification Agreements” means the following agreements as in effect on the date hereof: (i) Indemnification Agreement entered into by and between the Company and William Bunting dated November 7, 2000; (ii) Indemnification Agreement entered into by and between the Company and Scott Gehlke dated November 7, 2000; (iii) Indemnification Agreement entered into by and between the Company and George Kelly dated November 7, 2000; (iv) Indemnification Agreement entered into by and between the Company and Robert Berdahl dated September 1, 2001; (v) Indemnification Agreement entered into by and between the Company and Thomas M. Rohrs dated April 10, 2002; (vi) Indemnification Agreement entered into by and between the Company and David Bauman dated October 22, 2003; (vii) Indemnification Agreement entered into by and between the Company and Frank Schneider dated March 1, 2005; and (viii) Indemnification Agreement entered into by and between the Company and Joel Lesser dated October 5, 2005.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“In-the-Money Option” means a Sixty-Cent Option or a Seventy-Cent Option.

“Knowledge of the Company”, “the Company’s Knowledge” or any other similar knowledge qualification in this Agreement, means the actual knowledge of the officers of the Company identified on Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Management Incentive Bonus Amount” means the aggregate cash amount of the Incentive Bonuses payable to all Participants pursuant to the Management Incentive Bonus Plan in respect of the Merger at the Closing (including the Initial Escrowed Bonus Amount) other than any Additional Management Incentive Bonus Amount.

“Management Incentive Bonus Plan” means the Company’s Management/Employee Incentive Bonus Plan adopted April 7, 2004, as amended, including any related Management/Employee Incentive Agreements and other related grant agreements, releases and other documents.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, assets, prospects or financial condition of the Company and the Company Subsidiaries, taken as whole, except any such effect resulting from or arising in connection with (i) this Agreement or the Merger or the transactions contemplated hereby or any announcement hereof or thereof, (ii) changes or conditions affecting any industry in which the Company or the Company Subsidiaries operate generally, (iii) changes in economic (including financial, banking and/or securities markets), regulatory or political conditions generally (which do not have a disproportionate effect on the Company and the Company Subsidiaries, taken as whole), or (iv) the announcement, commencement or continuation of any war or armed hostilities or the occurrence of any act or acts of terrorism.

“Materials of Environmental Concern” means any hazardous substance, pollutant, or contaminant (as those terms are defined under CERCLA); solid waste and hazardous waste (as those terms are defined as of the date hereof in the federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.); source, byproduct and special nuclear material (as those terms are defined in the Atomic Energy Act of 1954, 42 U.S.C. §2011 et seq.) and other radionuclides; and oil, petroleum and petroleum products.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“Option Consideration” means, for each In-the-Money Option, the sum of all Option Amounts, if any, payable in respect of such In-the-Money Option pursuant to the terms of this Agreement.

“Option Termination Letter” means a letter, to be executed and delivered by each holder of In-the-Money Options with respect to its In-the-Money Options, which will, among other things, indicate that payments pursuant to Sections 2.07 and 2.11 of this Agreement will represent the complete and final payment with respect to such holder’s In-the-Money Options.

“Participant” means a Participant (as such term is defined in the Management Incentive Bonus Plan) eligible to receive a share of the Management Incentive Bonus Amount and any Additional Management Incentive Bonus Amount.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending at or before the Effective Time and, with respect to a Tax period that begins at or before the Effective Time and ends thereafter, the portion of such Tax period ending at the Effective Time.

“Preferred Merger Consideration” means the Closing Preferred Consideration plus (i) any Additional Preferred Amounts payable pursuant to Section 2.11 and (ii) any additional amounts payable to Holders of Preferred Shares pursuant to Section 2.05(f) per each such Preferred Share.

“Preferred Share” means a share of Series A Preferred Stock.

“Preferred Share Consideration” means the amount of liquidation preference payable in respect of a Preferred Share pursuant to Section 3(a) of the Articles of Incorporation in respect of the Merger. As of November 14, 2005 the amount of the Preferred Share Consideration per Preferred Share was $14.825, which amount shall be increased by $0.00323 per Preferred Share per day until and including the Closing Date.

“Pro Rata” means with respect to any Holder of Preferred Shares, the number of Preferred Shares held by such holder immediately prior to the Effective Time divided by the total number of Preferred Shares outstanding immediately prior to the Effective Time.

“Remaining Common Equity Preference Amount” means, at any time, the amount that together with all payments made to Holders of Non-Electing Common Shares (and deemed holders of Non-Electing Common Shares pursuant to Section 2.11(b)) pursuant to Section 2.11(a)(iii) hereof (including through application of Section 2.11(c) hereof) as of such time shall equal the product of (a) the number of Non-Electing Common Shares (plus the number of deemed Non-Electing Common Shares pursuant to Section 2.11(b)) and (b) sixty cents ($0.60).

“Remaining Preferred Escrow Amount” means, at any time, the amount that together with all payments made to Holders of Preferred Shares as of such time pursuant to this Agreement shall equal the aggregate Preferred Share Consideration minus the Total Election Amount.

“Remaining Sixty-Cent Option Preference Amount” means, at any time, the amount that together with all payments made to Holders of Non-Electing Common Shares (and deemed holders of Non-Electing Common Shares pursuant to Section 2.11(b)) and Holders of Sixty-Cent Options pursuant to Section 2.11(a)(iv) hereof (including through application of Section 2.11(c) hereof) as of such time shall equal the product of (a) the sum of (i) the number of Non-Electing Common Shares (plus the number of deemed Non-Electing Common Shares pursuant to Section 2.11(b)) and (ii) the number of Common Shares that the Holders Sixty-Cent Options could have purchased upon exercise of such Sixty-Cent Options in full immediately prior to the Effective Time and (b) ten cents ($0.10).

“September Balance Sheet Date” means September 30, 2005.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company.

“Seventy-Cent Option” means a Vested Option outstanding immediately prior to the Effective Time, the exercise price of which is seventy cents ($0.70) per Common Share.

“Share Certificate” means a certificate representing Common Shares or Preferred Shares.

“Sixty-Cent Option” means a Vested Option outstanding immediately prior to the Effective Time, the exercise price of which is sixty cents ($0.60) per Common Share.

“Stockholder” or “Holder” means a Person who owns any Common Shares and/or Preferred Shares, as applicable, immediately prior to the Effective Time.

“Stockholders’ Representative” means TWCP, L.P.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated, consolidated or combined group with any other corporation at any time at or prior to the Effective Time.

“Total Election Amount” means an amount equal to (i) the Election Share Consideration multiplied by (ii) 846,667.

“Transaction Expenses” means the fees and expenses incurred by the TWCP Entities or by or on behalf of the Company or any Company Subsidiary as of the Calculation Date (as if the Effective Time occurred on the Calculation Date) in connection with this Agreement, the Merger and the other transactions contemplated hereby (including, without limitation, fees and expenses incurred in connection with discussions and negotiations with other prospective acquirors, all filing fees and all professional fees and related expenses for services rendered by counsel, actuaries, auditors, accountants, investment bankers, experts, consultants and other advisors), other than such fees and expenses in an amount equal to $50,000 that were paid on or prior to October 31, 2005. For the avoidance of doubt, Transaction Expenses shall not include any Indebtedness, the aggregate Preferred Share Consideration, the aggregate Common Share Consideration, the aggregate Option Consideration, the aggregate Election Share Consideration, the Management Incentive Bonus Amount, or any other costs, fees and expenses of whatever nature incurred after the Effective Time.

“TWCP Entities” means each of TWCP, L.P., TWCP Founders’ Circle (AI), L.P., TWCP Founders’ Circle (QP), L.P., Thomas Weisel Capital Partners Employee Fund, L.P., TWP 2000 Co-Investment Fund, L.P., TWCP (Dutch), L.P. and TWCP (Dutch II), L.P.

“Underwater Vested Option” means any Vested Option the exercise price of which exceeds seventy cents ($0.70) per Common Share.

“Unvested Option” means any Company Stock Option that is not a Vested Option.

“Vested Options” means all the outstanding and unexercised Company Stock Options that are vested in accordance with the terms of the relevant Company Stock Option Plan on or prior to the Effective Time; provided that such Company Stock Options have not been previously forfeited, repurchased or otherwise canceled or terminated.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action of Divestiture	7.01(a)
Additional Escrowed Bonus Amount	1.01(a)
	(Escrowed Bonus Amount)
Additional Preferred Amount	2.11	(a)
Agreement	Preamble
Amended Articles of Incorporation	2.03	(a)
Arbitrator	10.02	(e)
Assumed Common Share Consideration	Schedule A
Buyer	Preamble
CA Law	Recitals
Calculation Date	2.05	(b)
Closing	2.02
Closing Date	2.02
Company	Preamble
Common Share Amount	2.11	(a)
Company Securities	3.05	(b)
Company Source Code	3.14	(h)
Company Subsidiary Securities	3.06	(b)
Connecticut Hazardous Waste	3.20	(b)
Consents	Recitals
Current Representation	11.04	(a)
Designated Person	11.04	(a)
Dissenting Shares	2.06
Distribution	2.11
Documents of Merger	2.02
Effective Time	2.02
Election	2.04	(b)
Election Deadline	2.04	(b)
Election Fund	2.05	(a)
Environmental Matters	3.20	(c)
End Date	9.01	(b)
Escrow Account	2.12
Escrow Amount	2.12
Exchange Agent	2.05	(a)
Exchange Fund	2.05	(a)
Governmental Body	7.01	(a)
Holder	1.01	(a)
	(Stockholder)
Indemnified Person	6.06	(a)
Information Statement	7.05
Initial Escrowed Bonus Amount	1.01	(a)
	(Escrowed Bonus Amount)
Material Contract	3.10	(b)
Management Escrow Agreement	1.01	(a)
	(Escrowed Bonus Amount)
Merger	2.01	(a)
MergerCo	Section 6.07
Non-Electing Common Shares	2.04	(b)
Open Source Materials	3.14	(i)
Option Amount	2.11	(a)
Permitted Liens	3.13	(g)
Post-Closing Representation	11.04	(a)
Response	10.02	(c)
Returns	3.17	(a)
September Balance Sheet	3.07
Surviving Corporation	2.01	(a)
Taxing Authority	1.01	(a)
Third Party Action	10.02
Transferred Employees	6.02	(a)

Section 1.02 . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

The Merger

Section 2.01 . The Merger. (a) Upon the terms and subject to the conditions hereof, at the Effective Time, MergerCo shall be merged (the “Merger”) with and into the Company in accordance with CA Law, whereupon the separate existence of MergerCo shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and MergerCo, all as provided under CA Law.

Section 2.02 . Closing; Effective Time. Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, as soon as practicable, but in no event later than 10:00 a.m. New York City time on the second business day after the date on which each of the conditions set forth in Article 8 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, provided, however, that the Closing shall not take place prior to the later of (i) January 1, 2006 and (ii) the Election Deadline, unless mutually agreed upon by the Company and Buyer (the “Closing Date”). At the Closing, MergerCo and the Company shall cause an agreement of merger (which shall consist of Article 2 of this Agreement and related definitions), the Amended Articles of Incorporation and officer certificates (collectively, the “Documents of Merger”) to be executed and filed with the Secretary of State of the State of California in the form required by and executed in accordance with the applicable provisions of CA Law. The Merger shall become effective at such time (the “Effective Time”) as the Documents of Merger are duly filed with the Secretary of State of the State of California.

Section 2.03 . Articles of Incorporation; Bylaws; Directors and Officers. (a) At the Effective Time, and without any further action on the part of the Company or MergerCo, the articles of incorporation of the Company as in effect immediately prior to the Effective Time, shall be amended and restated to read in full as set forth in Exhibit E hereto (the “Amended Articles of Incorporation”), and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation.

(b) The bylaws of MergerCo shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter amended or repealed as provided therein or in the articles of incorporation of the Surviving Corporation and in accordance with applicable law.

(c) The directors and officers of MergerCo immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 2.04 . Conversion of Shares. (a) At the Effective Time:

(i) each Preferred Share outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Preferred Merger Consideration, in cash without interest (except as provided in the Escrow Agreement).

(ii) except as otherwise provided in Section 2.04(iii), each Common Share outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive either: (x) the Common Share Amounts payable from time to time pursuant to Section 2.11, in cash without interest (except as provided in the Escrow Agreement) or (y) the Election Share Consideration, in cash without interest;

(iii) each Common Share held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(iv) each share of common stock of MergerCo outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Each holder of Common Shares outstanding as of the date of this Agreement (other than holders of Dissenting Shares or Holders of Common Shares that are also Holders of Preferred Shares) may elect (an “Election”) (by duly submitting an Election Form to the Exchange Agent as provided below) to convert all (but not less than all) of the Common Shares owned by such holder as of the date of this Agreement into the right to receive the Election Share Consideration (and only the Election Share Consideration) in respect of each such Common Share. The Company shall mail or cause to be mailed an Election Form as soon as practicable after the date hereof to each holder of Common Shares as of the date of this Agreement. An Election shall be effective only if the Exchange Agent shall have received an Election Form duly executed and completed in accordance with the instructions set forth therein and the Share Certificates representing such Common Shares by no later than 5:00 p.m. New York City time on the date which is the later of the (i) Closing Date or (ii) the date which is twenty business days following the date on which the Company first mailed or caused to be mailed the Election Forms to such holders of Common Shares (the “Election Deadline”). An Election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation that identifies the Election Form being revoked, which revocation shall apply to all Common Shares set forth in the applicable Election Form. Any termination of this Agreement in accordance with Article 9 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination. If an Election Form is revoked, the Share Certificates to which such Election Form applies, if previously delivered to the Exchange Agent, shall be returned to the person revoking such Election Form. For purposes of this Agreement, “Non-Electing Common Shares” means all Common Shares (other than Dissenting Shares and Common Shares that are to be canceled pursuant to Section 2.04(a)(iii)): (i) as to which an effective Election has not been duly made or has been revoked as of the Election Deadline or, (ii) the holders of which are not eligible to make an Election.

Section 2.05 . Surrender and Payment. (a) At least five days prior to the Effective Time, the Company shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging the aggregate: (i) Preferred Merger Consideration for Share Certificates representing Preferred Shares, (ii) Election Share Consideration for the applicable Share Certificates and Election Forms and (iii) Common Share Consideration for Share Certificates representing Non-Electing Common Shares. At the Closing, Buyer or MergerCo shall deposit, or shall cause to be deposited with the Exchange Agent, (x) into a separate account established for the benefit of the Stockholders (other than Electing Shareholders) (the “Exchange Fund”), by wire transfer of immediately available funds, an amount equal to the aggregate Closing Preferred Consideration, which Exchange Fund shall be increased in accordance with Section 2.11, by the aggregate amounts of all Additional Preferred Amounts and Common Share Amounts; and (y) into a separate account established for the benefit of the Electing Shareholders and/or the Holders of Preferred Shares by wire transfer of immediately available funds, an amount equal to the Total Election Amount (the “Election Fund”).

(b) At the close of business on the day (the “Calculation Date”) which is one business day prior to the date on which the Closing is scheduled to occur, the president or vice president of finance of the Company shall deliver to Buyer a certificate setting forth the Company’s calculations for and as of the Closing Date of (i) the Management Incentive Bonus Amount, Transaction Expenses (by payee), and Indebtedness, and (ii) the Closing Preferred Consideration and the Total Election Amount.

(c) Each Holder of Non-Electing Common Shares shall receive payments, upon surrender to the Exchange Agent of the applicable Share Certificates together with a properly completed letter of transmittal, of any Common Share Amounts payable pursuant to Section 2.11 as of the time of such surrender, it being understood that no payment with respect to Non-Electing Common Shares shall be made at the Closing, and that each Holder of Non-Electing Common Shares shall only receive payment for Non-Electing Common Shares to the extent that Common Share Amounts become payable pursuant to Section 2.11. Payment of Common Share Amounts payable pursuant to Section 2.11 after the date of a Holder’s surrender of Share Certificates representing Non-Electing Common Shares will be made as promptly as possible after the time of the applicable distribution thereof. Until so surrendered, each such Share Certificate shall represent after the Effective Time for all purposes the right to receive the Common Share Consideration in respect thereof.

(d) Each Holder of Preferred Shares shall receive payments, upon surrender to the Exchange Agent of the applicable Share Certificates together with a properly completed letter of transmittal, in the following manner: (i) if such surrender of Share Certificates and letter of transmittal is made at or prior to the Closing, then such holder shall receive payment of the Closing Preferred Consideration, at the Closing; (ii) if such surrender of Share Certificates and letter of transmittal shall have been made after the Closing, then such holder shall receive payment of the Closing Preferred Consideration (plus any Additional Preferred Amounts payable pursuant to Section 2.11 and any payments payable to such Holder pursuant to Section 2.05(f) as of the time of such surrender); and (iii) payments of Additional Preferred Amounts payable pursuant to Section 2.11 and any payments payable to such Holder pursuant to Section 2.05(f) after the date of such surrender will be made as promptly as possible after the time upon which such amounts are payable. Until so surrendered, each such Share Certificate shall represent after the Effective Time for all purposes the right to receive the Preferred Merger Consideration.

(e) The Exchange Agent shall pay from the Election Fund within five days following the Election Deadline to each Electing Shareholder an amount equal to the Election Share Consideration for each Common Share owned by such holder as of the date of this Agreement. Such payment of the applicable Election Share Consideration shall be the only payment to the Electing Shareholders under this Agreement and the Electing Shareholders shall not be entitled to any Common Share Amounts. For the avoidance of doubt, no payment of Election Share Consideration shall be made in respect of any Share Certificate issued after the date of this Agreement.

(f) The amount, if any, remaining in the Election Fund after the Exchange Agent shall have paid all Election Share Consideration to the Electing Shareholders as provided in subsection (e) above, shall be promptly paid Pro Rata to the Holders of Preferred Shares.

(g) No later than five business days prior to the date on which the Closing is scheduled to occur, the Company shall send or cause the Exchange Agent to send to each Stockholder a letter of transmittal for use in exchanging such Common Shares or Preferred Shares for the applicable Common Share Consideration pursuant to subsection (c) above, Preferred Merger Consideration pursuant to subsection (d) above or Election Share Consideration pursuant to subsection (e) above.

(h) If any portion of the applicable Common Share Consideration, Election Share Consideration or Preferred Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition to such payment that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Share Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(i) After the Effective Time, there shall be no further registration of transfers of Common Shares or Preferred Shares. If, after the Effective Time, Share Certificates are presented to the Exchange Agent and/or the Surviving Corporation, they shall be canceled and exchanged for the applicable Common Share Consideration, Election Share Consideration or Preferred Merger Consideration, as applicable pursuant to the terms hereof. For purposes of such exchange, the canceled Common Shares and Preferred Shares shall be deemed surrendered pursuant to Section 2.04(b), Section 2.05(c) or Section 2.05(d) as of the date presented to the Exchange Agent or the Surviving Corporation, as applicable.

(j) Any amount in the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the Stockholders following a period of 18 months immediately following the Effective Time shall be returned by the Exchange Agent to the Surviving Corporation, and any Stockholder who has not exchanged its Common Shares or Preferred Shares for the applicable Common Share Consideration or Preferred Merger Consideration prior to such time shall thereafter look only to the Surviving Corporation for payment thereof without any interest thereon.

(k) At the Closing, Buyer shall cause the Surviving Corporation, in accordance with the provisions of the Management Incentive Bonus Plan as in effect as of the date hereof, to: (i) pay to each Participant its share of the Management Incentive Bonus Amount (other than the Initial Escrowed Bonus Amount) and (ii) place in escrow the Initial Escrowed Bonus Amount pursuant to the Management Escrow Agreement. If there shall be after the Closing any distribution from the Escrow Account other than to Buyer or to the Stockholders’ Representative pursuant to Section 2.12(c), then promptly after such distribution the Surviving Corporation shall, in accordance with the provisions of the Management Incentive Bonus Plan, pay to each Participant its share of the Additional Management Incentive Bonus Amount payable in respect of any such distribution in accordance with Section 2.11, provided that any such distribution of an Additional Management Incentive Bonus Amount that then constitutes an Additional Escrowed Bonus Amount shall be placed in escrow pursuant to the Management Escrow Agreement. If and to the extent any of the Escrowed Bonus Amount is forfeited as a result of the termination of the employment of Mr. Frank Schneider prior to the vesting thereof, such amounts shall be distributed to Holders of Common Shares, Holders of Preferred Shares, and holders of In-the-Money Vested Options in accordance with Section 2.11 hereof.

Section 2.06 . Dissenting Shares. Notwithstanding Section 2.04, Common Shares or Preferred Shares outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to and has duly exercised dissenters’ rights with respect to such Common Shares or Preferred Shares in accordance with CA Law (“Dissenting Shares”) shall not be converted into a right to receive the applicable Common Share Consideration, Election Share Consideration or Preferred Merger Consideration unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Common Shares or Preferred Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Common Share Consideration or Preferred Merger Consideration, as applicable, to be paid as provided in Sections 2.05 and 2.11. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Common Shares or Preferred Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle, or settle, any such demands.

Section 2.07 . Stock Options. (a) At the Effective Time, each Vested Option shall be canceled and each holder of In-the-Money Options shall be entitled, upon transmittal to the Surviving Corporation of an Option Termination Letter, to receive from the Surviving Corporation the applicable Option Consideration payable from time to time pursuant to Section 2.11, in the manner and at the times set forth in Sections 2.07(b) and 2.11; provided, however, that no Option Consideration shall be paid in respect of any Underwater Vested Option. For the avoidance of doubt, no Option Consideration shall be paid in respect of any Unvested Options.

(b) Payments to holders of In-the-Money Options shall be effected in the following manner: (i) upon delivery by any holder of any In-the-Money Option of the Option Termination Letter to the Surviving Corporation with respect to such In-the-Money Option, Buyer shall cause the Surviving Corporation to pay such holder the Option Amounts, if any, with respect to such In-the-Money Option payable pursuant to Section 2.11. as of the time of such delivery, as promptly as possible after such delivery; and (ii) Buyer shall cause the Surviving Corporation to pay to each holder of In-the-Money Options who delivered an Option Termination Letter in respect thereof, the Option Amounts which are payable pursuant to Section 2.11 after the date of such delivery as promptly as possible after the time of the applicable distribution thereof.

(c) At the Effective Time, each Unvested Option shall be cancelled and no longer of any force or effect.

Section 2.08 . Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Common Shares or Preferred Shares, or stock dividend thereon with a record date during such period, the Election Share Consideration, the Common Share Consideration and the Option Consideration or Preferred Merger Consideration, as applicable, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.09 . Withholding Rights. The Exchange Agent, the Surviving Corporation and the Escrow Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or the Escrow Agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Participant or the holder of Common Shares, Preferred Shares or In-the-Money Options in respect of which the Exchange Agent, the Surviving Corporation or the Escrow Agent made such deduction and withholding.

Section 2.10 . Lost Share Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed, in a form reasonably satisfactory to Buyer, the Exchange Agent or the Surviving Corporation, as applicable, will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Election Share Consideration, Common Share Consideration or Preferred Merger Consideration to be paid in respect of the Common Shares or Preferred Shares represented by such Share Certificate, as contemplated by this Article 2; provided, however, that Buyer may, in its sole discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed certificate to deliver a customary agreement of indemnification in form reasonably satisfactory to Buyer, or a customary bond in such sum as Buyer may reasonably direct, as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 2.11 . Payment of Additional Preferred Amounts, Common Share Amounts, Additional Management Incentive Bonus Amounts and Option Amounts.

(a) Escrow Distribution Amounts. If following the Effective Time there are one or more distributions of Escrow Distribution Amounts, each such distribution shall be made as follows, subject in each case (other than in clause (i) below or with respect to distributions pursuant to Section 2.11(c)) to the payment to Participants of an Additional Management Incentive Bonus Amount pursuant to Section 2.05(k)(ii) hereof:

(i) First, to the Stockholders’ Representative in reimbursement of any Stockholders’ Representative previously unreimbursed costs and expenses pursuant to Section 2.12(c) hereof, if any;

(ii) Second, the remaining balance, if any, to the Holders of Preferred Shares, Pro Rata, in an amount up to the then Remaining Preferred Escrow Amount;

(iii) Third, the remaining balance, if any, to the Holders of Non-Electing Common Shares (and to Holders of Preferred Shares as deemed holders of Non-Electing Common Shares pursuant to Section 2.11(b) below), pro rata on the basis of the number of Non-Electing Common Shares held (plus the number of Non-Electing Common Shares deemed to be held by holders of Preferred Shares pursuant to Section 2.11(b) below), by each such Holder immediately prior to the Effective Time, in an amount up to the Remaining Common Equity Preference Amount;

(iv) Fourth, the remaining balance, if any, to the Holders of Non-Electing Common Shares, (and to Holders of Preferred Shares as deemed holders of Non-Electing Common Shares pursuant to Section 2.11(b) below) and holders of Sixty-Cent Options, pro rata on the basis of the number of Non-Electing Common Shares held (plus the number of Non-Electing Common Shares deemed to be held by holders of Preferred Shares pursuant to Section 2.11(b) below), and/or subject to purchase upon exercise of Sixty-Cent Options held, by each such holder immediately prior to the Effective Time, in an amount up to the Remaining Sixty-Cent Option Preference Amount; and

(v) Fifth, the remaining balance, if any, to the Holders of Non-Electing Common Shares (and to Holders of Preferred Shares as deemed holders of Non-Electing Common Shares pursuant to Section 2.11(b) below), holders of Sixty-Cent Options and holders of Seventy-Cent Options, pro rata on the basis of the number of Non-Electing Common Shares held (plus the number of Non-Electing Common Shares deemed to be held by holders of Preferred Shares pursuant to Section 2.11(b) below), and/or subject to purchase upon exercise of Sixty-Cent Options and/or Seventy-Cent Options held, by each such holder immediately prior to the Effective Time.

Each payment per Preferred Share (including payments as deemed holders of Non-Electing Common Shares as provided in this Section 2.11), per Non-Electing Common Share or per Common Share underlying any In-the-Money Option pursuant to this Section 2.11(a) is referred to herein as an “Additional Preferred Amount,” a “Common Share Amount” and an “Option Amount,” respectively.

(b) Solely for the purpose of Section 2.11(a) and the definitions of “Remaining Common Equity Preference Amount” and “Remaining Sixty-Cent Option Preference Amount,” each Holder of Preferred Shares shall be deemed, in addition to such Holder’s ownership of Non-Electing Common Shares in its capacity as Holder of Common Shares, to hold its Pro Rata share of a number of Non-Electing Common Shares equal to the number of Electing Common Shares.

(c) Distribution of the Escrowed Bonus Amount in the Event of Forfeiture. If following the Effective Time there is a distribution of the Escrowed Bonus Amount pursuant to the Management Escrow Agreement (other than to Mr. Frank Schneider), Buyer shall cause such amount to be deposited with the Exchange Agent and distributed in accordance with subsection (a) above; provided, that no portion of the Escrowed Bonus Amount shall be paid to Participants.

Section 2.12 . Escrow. (a) Notwithstanding anything to the contrary in this Agreement, on the Closing Date, Buyer shall deliver to the Escrow Agent, for deposit in a separate account (the “Escrow Account”) an amount equal to $7,000,000 (the “Escrow Amount”) for the purpose of securing Buyer’s indemnification rights pursuant to Article 10 of this Agreement, which shall be held and invested by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(b) The adoption of this Agreement and the approval of the Merger by the Stockholders of the Company shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow and the appointment of the Stockholders’ Representative.

(c) Prior to any distribution of any amount from the Escrow Account (other than to Buyer), the Stockholders’ Representative shall be entitled to: (i) receive from the Escrow Account in reimbursement of its costs and expenses that amount of cash equal to the Stockholders’ Representative’s costs and expenses in connection with this Agreement and the Escrow Agreement, and (ii) direct the Escrow Agent to hold back from such distribution and retain in the Escrow Account an amount equal to the costs and expenses that the Stockholders’ Representative reasonably determines may be incurred in connection with any Disputes, which costs and expenses shall be paid to the Stockholders’ Representative at any time upon request of the Stockholders’ Representative. For the avoidance of doubt, (i) any distribution to the Stockholders’ Representative pursuant to this Section 2.12(c) shall not be deemed a distribution to Stockholders but a reimbursement for actual expenses incurred by the Stockholders’ Representative in performing its services in connection with this Agreement and the Escrow Agreement, (ii) this subsection (c) shall only apply to that portion of the Escrow Account that would have been distributed to Holders of Preferred Shares, Holders of Common Shares and/or holders of In-the-Money Options (and not Buyer) but for the provisions of this subsection (c).

(d) Any distribution from the Escrow Account (i) for the benefit of Holders of Preferred Shares and/or Holders of Non-Electing Common Shares shall be paid by the Escrow Agent to the Exchange Agent for further distribution by the Exchange Agent to such Holders in accordance with the terms of this Agreement, and (ii) for the benefit of Participants and/or holder of In-the-Money Options shall be paid by the Escrow Agent to the Surviving Corporation for further distribution by the Surviving Corporation to such Persons in accordance with the terms of this Agreement.

Section 2.13 . Stockholders’ Representative. (a) At the Closing, without further act of any Stockholder or holder of In-the-Money Options, the Stockholders’ Representative shall be appointed as agent and attorney-in-fact for each such holder, to give and receive notices and communications, to authorize delivery to Buyer or the Surviving Corporation of cash from the Escrow Account in satisfaction of indemnification claims, to object to such deliveries, to retain and appoint advisors and to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing and in the defense of any claim against the Escrow Account for indemnity under Article 10. Such agency may be changed by the holders of a majority in interest in the Escrow Account from time to time upon not less than 10 days’ prior written notice to Buyer and the Escrow Agent; provided, however, that the Stockholders’ Representative may not be removed unless holders of a majority in interest in the Escrow Account agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder’s Representative may be filled by approval of the holders of a majority in interest in the Escrow Account. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each Stockholder and holder of In-the-Money Options.

(b) The Stockholders’ Representative shall not be liable for, or to any Person in respect of, any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment.

(c) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision, act, consent or instruction of all Stockholders and holders of In-the-Money Options with respect to the Escrow Account and shall be final, binding and conclusive upon each of such holder, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such holder.

Section 2.14 . Closing Certificate. At the Closing, the Company shall deliver to the Buyer a schedule (the “Closing Certificate”) showing:

(a) the Additional Management Incentive Bonus Amount payable to each Participant (including the Escrowed Bonus Amount), in dollars assuming the full distribution of the entire Escrow Account to the Holders of Preferred Shares, Holders of Non-Electing Common Shares, holders of In-the-Money Options and the Participants (with no distributions to Buyer or the Stockholders’ Representative);

(b) the portion of the Escrow Account attributable to (i) the Remaining Preferred Escrow Amount payable to each Holder of Preferred Shares and (ii) the aggregate Additional Preferred Amounts (exclusive of the Remaining Preferred Escrow Amount) payable to each Holder of Preferred Shares, assuming the full distribution of the Escrow Account (with no distributions for Buyer or the Stockholders’ Representative);

(c) the Common Share Amount payable to each holder of Non-Electing Common Shares assuming the distribution of the entire Escrow Account to the Holders of Preferred Shares, Holders of Non-Electing Common Shares, holders of the In-the-Money Options and the Participants (with no distributions to Buyer or the Stockholders Representative) and assuming full Election, in dollars;

(d) the Option Consideration payable to each holder of In-the-Money Options assuming the distribution of the entire Escrow Account to the Holders of Preferred Shares, Holders of Non-Electing Common Shares, holders of In-the-Money Options and the Participants (with no distributions to Buyer or the Stockholders’ Representative) in dollars; and

(e) any other assumptions relating to those variables that are not determinable at the Closing.

Section 2.15 . Total Consideration. For the avoidance of doubt, it is the intent of this Article 2, and the agreement of the parties, that the aggregate amount of consideration that the Buyer or the Surviving Corporation shall be obligated to pay as a result of the Merger to all holders of Common Shares, Preferred Shares and Vested Options and Participants, whether directly, through the Exchange Agent or through deposit in the Escrow Account, shall not exceed $78,930,000 (plus investment income earned on the Escrow Amount) less the Transaction Expenses and Indebtedness, and that this Agreement shall be interpreted accordingly.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Buyer that the statements in this Article 3 are true and correct. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the sections contained in this Article 3. Items or information disclosed on the Company Disclosure Schedule under a reference to a specific subsection of this Agreement shall qualify only such specific subsection except to the extent the Company Disclosure Schedule lists such items or information in such a way as to make its relevance to the disclosure required by another subsection reasonably apparent (notwithstanding the omission of an appropriate cross-reference to such other subsection).

Section 3.01 . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has furnished to Buyer complete and accurate copies of its Articles of Incorporation and bylaws, and the Company is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

Section 3.02 . Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement are within its corporate powers. The performance of the obligations under this Agreement required to be performed by the Company prior to the Effective Time has been, and the Merger and the performance of the obligations under this Agreement required to be performed by the Company at the Effective Time and thereafter, will have been at the Effective Time, duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of (i) the Common Shares voting as a separate class, (ii) the Preferred Shares voting as a separate class and (iii) the Common Shares and Preferred Shares (voting on an as converted basis) voting as a single class, are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. Such votes have been obtained by virtue of the Consents delivered on the date hereof. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies.

(b) The Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend adoption of this Agreement by its shareholders.

(c) The Stockholders’ Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out its obligations hereunder and thereunder. The Escrow Agreement has been duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Buyer and the Escrow Agent, constitutes a legal, valid and binding obligation of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies.

Section 3.03 . Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) the filing of the Documents of Merger with the Secretary of State of the State of California, (ii) compliance with any applicable requirements of the HSR Act and (iii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect.

Section 3.04 . Non-contravention. The execution, delivery and performance of this Agreement by the Company and the Stockholders’ Representative and the Escrow Agreement by the Stockholders’ Representative, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Articles of Incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have a Material Adverse Effect, (iii) except as disclosed in Section 3.04 of the Company Disclosure Schedule, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement or other instrument binding upon the Company or any Company Subsidiary that is required to be listed on the Company Disclosure Schedule or that is material to the Company, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for any Permitted Liens.

Section 3.05 . Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 Common Shares and 4,500,000 Preferred Shares. As of the date hereof, there are outstanding 4,643,778 Common Shares, 4,500,000 Preferred Shares and options to purchase 1,964,203 Common Shares.

(b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as provided in the Articles of Incorporation or in Section 3.05(a) above and Section 3.05(b) of the Company Disclosure Schedule, and changes after the date hereof resulting from the exercise of any Company Stock Options outstanding on the date hereof or conversions of any Preferred Shares into Common Shares, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses, 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii), being referred to collectively as the “Company Securities”), or (iv) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Section 3.05(b) of the Company Disclosure Schedule includes a true, complete and correct list of all holders of outstanding shares of capital stock of the Company as of the date of this Agreement.

(c) Except for changes after the date hereof resulting from the exercise of any Company Stock Option outstanding on the date hereof, Section 3.05(c) of the Company Disclosure Schedule sets forth all holders of Company Stock Options, indicating with respect to each such Option, the Company Stock Plan under which it was granted, the number of shares subject to such Option, the exercise price, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to Buyer complete and accurate copies of all Company Stock Plans and standard forms of stock option agreements used by the Company. The disposition and treatment of, and payment for, In-the-Money Options, and the cancellation of Unvested Options, as set forth in this Agreement, is consistent with, and without any violation of, any term of any applicable option plan or option agreement.

(d) There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company.

(e) There is no agreement, written or oral between the Company and any holder of securities, or, to the best of the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer, registration under the Securities Act of 1933 or voting of the capital stock of the Company, in each case having obligations by either party after the Effective Time.

(f) All the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(g) The Management Incentive Bonus Amount together with the Additional Management Bonus Incentive Amounts is the aggregate cash amount of the Incentive Bonuses payable to all Participants pursuant to the Management Incentive Bonus Plan in respect of the Merger (including the Escrow Bonus Amounts), and no person is entitled to the payment by the Company or any Company Subsidiary of any other amounts (fixed or contingent) under the Management Incentive Bonus Plan.

(h) Subject to the assumptions set forth in the Closing Certificate pursuant to Sections 2.14(a) through 2.14(e), the Closing Certificate accurately sets forth the respective interests of the Holders of Preferred Shares, Holders of Non-Electing Common Shares, holders of In-the-Money Options and Participants in both the amount of the Merger consideration payable by the Buyer at the Closing and in the Escrow Account, and the allocation of such interests is in accordance with, and not in conflict with, the provisions of the Articles of Incorporation and bylaws of the Company, any applicable option plan or option agreements and the Management Incentive Bonus Plan, except with respect of Holders of Preferred Shares, which Holders shall have agreed in writing to their treatment as provided in this Agreement with such writing making the treatment of such Holders of Preferred Shares binding and enforceable against such Holders. No holder of Common Shares, holder of Preferred Shares, holder of Company Stock Options or Participants shall have any right to any portion of the Merger consideration except as set forth on the Closing Certificate and subject to the assumptions set forth therein.

(i) The dividend paid by the Company on October 14, 2005 has been made in accordance with the Company’s articles of incorporation and applicable law and in accordance with directors’ fiduciary duties.

Section 3.06 . Company Subsidiaries. (a) Each Company Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect. All Company Subsidiaries and their respective jurisdictions of incorporation are identified on Section 3.06(a) of the Company Disclosure Schedule. Each Company Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the “Company Subsidiary Securities”), or (iii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

Section 3.07 . Financial Statements. The audited consolidated balance sheet for the fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003 and the related audited consolidated statements of income and cash flows for such fiscal years, and the unaudited interim consolidated balance sheet as of September 30, 2005 (the “September Balance Sheet”) and the related unaudited interim consolidated statements of income and cash flows for the three months ended September 30, 2005 of the Company and the Company Subsidiaries fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the periods then ended and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.08 . Absence of Certain Changes. Except as disclosed in Section 3.08 of the Company Disclosure Schedule and as may have been affected by acts permitted by Section 5.01 hereof, since the September Balance Sheet Date, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence or development which has had a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of the Company, or any other payment to any Stockholder of the Company, other than payments of salary or other compensation or benefits in the ordinary course of business consistent with past practice;

(c) any amendment of any term of any outstanding security of the Company;

(d) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money other than inter-company indebtedness;

(e) any making of any loan, advance or capital contributions to or investment in any Person (other than the Company or any Company Subsidiary), other than travel or other work related advances to employees made in the ordinary course of business consistent with past practice;

(f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Company Subsidiary relating to its assets or business, in either case, material to the Company and the Company Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(g) any material change in any method of accounting or accounting practice by the Company or any Company Subsidiary except for any such change required by reason of a concurrent change in generally accepted accounting principles;

(h) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or officer of the Company or any Company Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance pay to any director or officer of the Company or any Company Subsidiary, or (iii) increase in compensation or other benefits payable to any director or officer of the Company or any Company Subsidiary pursuant to any severance or retirement plans or policies thereof;

(i) any material Tax election made or changed, any annual Tax accounting period changed, any material amended Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(j) any agreement to do any of the foregoing.

Section 3.09 . No Undisclosed Material Liabilities. There are no material liabilities of the Company or any Company Subsidiary of any kind that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company and the Company Subsidiaries, other than:

(a) liabilities provided for in the September Balance Sheet or, disclosed in the notes thereto;

(b) liabilities disclosed on Section 3.09 of the Company Disclosure Schedule;

(c) liabilities incurred in the ordinary course of business since the September Balance Sheet Date; or

(d) other undisclosed liabilities which would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 . Material Contracts. (a) Except as disclosed in Section 3.10 of the Company Disclosure Schedule or as made available in accordance with Section 3.19, neither the Company nor any Company Subsidiary is a party to or bound by:

(i) any lease (whether of real or personal property) providing for annual rentals of $250,000 or more that cannot be terminated on 90 days’ (or less) notice without payment by the Company or any Company Subsidiary of any material penalty;

(ii) any agreement (other than ordinary course purchase or work orders or similar instruments) for the purchase by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets requiring annual payments of $175,000 or more that cannot be terminated on 90 days’ (or less) notice without payment by the Company or any Company Subsidiary of any material penalty;

(iii) any sales, distribution or other similar agreement (other than ordinary course purchase orders, work orders and similar instruments) for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets requiring annual payments of $250,000 or more that cannot be terminated on 90 days’ (or less) notice without payment by the Company or any Company Subsidiary of any material penalty;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money (other than intra-company borrowings) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii) any agreement that limits the freedom of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any area;

(viii) any agreement with any TWCP Entity having obligations by either party after the Effective Time;

(ix) any agreement in which the Company or any Company Subsidiary has granted manufacturing rights, “most favorite nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(x) any material agreement which contains any provisions requiring the Company or any Company Subsidiary to indemnify any other party (excluding the Indemnification Agreements and indemnities contained in agreements for the purchase, sale or license of products, goods or services entered into in the ordinary course of business); or

(xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Company Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section (“Material Contract”) is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults or breaches which would not reasonably be expected to have a Material Adverse Effect. True and complete copies of each Material Contract have been made available to Buyer or, in the case of any oral agreement, if any, has been summarized in a writing made available to Buyer.

Section 3.11 . Litigation. There is no action, suit, investigation or proceeding (other than any action, suit, investigation or proceeding relating to Environmental Matters, the sole representation concerning which is contained in Section 3.20) pending against, or to the Knowledge of the Company, threatened against, the Company or any Company Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official. There is no action or suit by the Company or any Company Subsidiary pending against any other party. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree of any governmental body, agency or official.

Section 3.12 . Compliance with Laws and Court Orders. Neither the Company nor any Company Subsidiary is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree (other than Environmental Laws, the sole representation concerning which is contained in Section 3.20), except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13 . Properties. The Company and the Company Subsidiaries have good title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the September Balance Sheet or acquired after the September Balance Sheet Date, except for properties and assets sold since the September Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not reasonably be expected to have a Material Adverse Effect. None of such property or assets is subject to any Lien, except:

(a) Liens and other matters described in or by reference in Section 3.13 of the Company Disclosure Schedule;

(b) Liens disclosed on the September Balance Sheet or in the notes thereto or securing liabilities reflected on the September Balance Sheet or in the notes thereto;

(c) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(d) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

(e) Liens incurred in the ordinary course of business since the September Balance Sheet Date;

(f) in the case of leased properties and assets, Liens and other matters affecting the lessors’ interests in such properties and assets; or

(g) other Liens and matters that would not reasonably be expected to have a Material Adverse Effect (paragraphs (a)-(g) of this Section 3.13 are, collectively, the “Permitted Liens”).

Section 3.14 . Intellectual Property. (a) The Company, the Company Subsidiaries, and the products and services of the Company, have not and do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party, except as would not reasonably be expected to have a Material Adverse Effect. The Company Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Company Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Company Subsidiary from any reseller, distributor, customer, user or any other third party.

(b) There is no action, suit, investigation or proceeding pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary (i) challenging or seeking to deny or restrict the rights of the Company or any Company Subsidiary in any material Company Intellectual Property Rights, or (ii) alleging that the Company or any Company Subsidiary, or any of the products or services of the Company, have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, in each case which would reasonably be expected to have a Material Adverse Effect.

(c) No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Company Subsidiary, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

(d) Section 3.14(d) of the Company Disclosure Schedule sets forth a materially complete and accurate list of the registered Company Intellectual Property Rights and applications therefor.

(e) To the Knowledge of the Company, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced, provoked or threatened in writing with respect to any patents or patent applications included in the Company Intellectual Property Rights. To the Knowledge of the Company, the Company and Company Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office with respect to all patent and trademark applications filed by or on behalf of the Company or any Company Subsidiary and, to the Company’s Knowledge, have made no material misrepresentations in such applications.

(f) All Company Intellectual Property Rights will be owned or available for use by the Company and Company Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, the Company or a Company Subsidiary is the sole and exclusive owner of all Company Intellectual Property Rights, free and clear of any security interest, lien or other encumbrance (except for Permitted Liens and except as listed in Section 3.14(a)-(m) of the Company Disclosure Schedule), and all joint owners of the Company Intellectual Property Rights are listed in Section 3.14(f) of the Company Disclosure Schedule.

(g) The Company or the appropriate Company Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property Rights, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To the Knowledge of the Company, there has been no unauthorized disclosure of any material third-party proprietary or confidential information in the possession, custody or control of the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary has licensed, distributed or disclosed, and the Company has no Knowledge of distribution or disclosure by others (including its employees and contractors) of, the source code for any software developed and distributed by the Company or any of its Subsidiaries (“Company Source Code”) to any person, except pursuant to the agreements listed in Section 3.14(h) of the Company Disclosure Schedule, and the Company and Company Subsidiaries have taken reasonable customary physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by Company, the Company Subsidiaries or escrow agent(s) or any other person to any third party.

(i) Section 3.14(i) of the Company Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have included in the products, services or other offerings of the Company and Company Subsidiaries and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by Company and Company Subsidiaries. Except as specifically disclosed in Section 3.14(i) of the Company Disclosure Schedule, the Company and Company Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the products, services or other offerings of the Company and Company Subsidiaries; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company and Company Subsidiaries; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or Company Subsidiaries with respect to the products, services or other offerings of the Company and Company Subsidiaries or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of exploitation of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge or minimal charge). For the purposes of this Agreement, “Open Source Materials” means all software, documentation or related material that is distributed as “open source software” or under a similar source code licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), or the Mozilla Public License (MPL).

(j) Each employee of the Company or any Company Subsidiary and each independent contractor of the Company or any Company Subsidiary has executed a valid and binding written agreement expressly assigning to the Company or a Company Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice within the scope of such employee’s employment or such independent contractor’s work for the Company or the relevant Company Subsidiary, and all Intellectual Property Rights therein, to the extent legally permissible.

(k) Section 3.14(k) of the Company Disclosure Schedule sets forth a list of all agreements as to which the Company or any Company Subsidiary is a party and has granted rights to any third party to use any Company Intellectual Property Right, except for any rights which would not reasonably be expected to have a Material Adverse Effect.

(l) Section 3.14(l) of the Company Disclosure Schedule sets forth a list of all agreements as to which the Company or any Company Subsidiary is a party and has been granted rights under any Intellectual Property Rights of any third party, except for non-exclusive rights to commercial software and/or other products generally available on a non-discriminatory basis, and except for any rights the lack of which would not reasonably be expected to have a Material Adverse Effect.

(m) Neither the Company nor any Company Subsidiary is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property Rights of Buyer as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.15 . Insurance Coverage. The Company has made available to Buyer a list of, and copies of, all currently effective material insurance policies, insurance binders and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Company Subsidiaries. There are no material claims by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.16 . Finders’ Fees. Except for Thomas Weisel Partners LLC, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17 . Tax. Except as set forth in the September Balance Sheet (including the notes thereto) or on Section 3.17 of the Company Disclosure Schedule:

(a) all Tax returns, statements, reports and forms (collectively, the “Returns”) that are material and required to be filed with any Taxing Authority at or before the Effective Time with respect to any Pre-Closing Tax Period by, or with respect to, the Company or any Company Subsidiary have been, or will be, timely filed at or before the Effective Time;

(b) the Company and the Company Subsidiaries have timely paid all material Taxes that were due and payable or have provided adequate reserves therefor in the amount disclosed on Section 3.17(b) of the Company Disclosure Schedule;

(c) the Returns that have been filed are true, correct and complete, except to the extent that the Company or the Company Subsidiaries have provided adequate reserves with respect to such Returns in the amount disclosed on Section 3.17(b) of the Company Disclosure Schedule;

(d) the charges, accruals and reserves for Taxes (excluding charges, accruals, and reserves for deferred Taxes established to reflect timing differences between book and Tax income) with respect to the Company and the Company Subsidiaries reflected on the September Balance Sheet are adequate to cover material Tax liabilities accruing through the date of the September Balance Sheet Date;

(e) there is no action, suit, proceeding, investigation, audit or claim now pending against or with respect to the Company or any Company Subsidiary in respect of any material Tax;

(f) neither the Company nor any Company Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Company Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement;

(g) neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code);

(h) there are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Company Subsidiary in any period ending after the Effective Time by reason of a change in method of accounting in any taxable period ending on or before the Effective Time or as a result of the consummation of the transactions contemplated by this Agreement; and

(i) neither the Company nor any Company Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Company Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

Section 3.18 . Employees. (a) Section 3.18 of the Company Disclosure Schedule sets forth a list of the names, titles, annual salaries and incentive compensation of all officers of the Company and the Company Subsidiaries and all other employees of the Company and the Company Subsidiaries whose annual base salary exceeds $60,000.

(b) Neither the Company nor any Company Subsidiary is subject to any collective bargaining agreement or other labor union contract, and no employee of the Company or any Company Subsidiary is represented by a labor union.

(c) The Company in all material respects properly classifies (and to the Company’s Knowledge has at all times so classified) each of its employees as employees and each of its independent contractors as independent contractors, as applicable, and no notice has been received from any governmental authority that such contractors would be considered employees for employment law or tax purposes.

Section 3.19 . Employee Plans. (a) Section 3.19 of the Company Disclosure Schedule sets forth a complete list of all material Employee Plans that cover any present or former employees or directors of the Company or any Company Subsidiary. The Company has made available to Buyer complete copies of each material Employee Plan and all amendments thereto, together with the most recent annual report, if applicable, prepared in connection therewith.

(b) No Employee Plan is subject to Title IV of ERISA or is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred, other than a “reportable event” that would not reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material liability under the Code.

(d) Neither the Company nor any Company Subsidiary has any current or projected liability in respect of post-employment or retirement health or life insurance benefits for former or current employees of the Company or any Company Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

(e) Section 3.19 of the Company Disclosure Schedule discloses each (i) agreement with any officer or other employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any option plan, unit appreciation right plan, restricted unit plan, unit purchase plan, severance benefit plan or Employee Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(f) Each Employee Plan that is a “welfare plan” (within the meaning of Section 3(1) of ERISA) is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Employee Plan as a result thereof (other than for benefits accrued to the date of termination or amendment and reasonable administrative expenses relating thereto).

(g) (i) each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1, (ii) no Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004, (iii) no event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83, and (iv) no stock option or equity unit option granted under any Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

Section 3.20 . Environmental Matters. (a) Except as disclosed on Section 3.20 of the Company Disclosure Schedule:

(i) no written notice, request for information, order, claim, judgment, complaint or penalty has been received, and there are no judicial, administrative or other claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability, in each case relating to the Company or any Company Subsidiary and arising out of any Environmental Law or any common law relating to the presence of or exposure to Materials of Environmental Concern;

(ii) the Company and each Company Subsidiary have all permits, registrations and authorizations necessary for their operations to comply in all material respects with all applicable Environmental Laws and neither the Company nor any Company Subsidiary is or has been in violation of the terms of such permits or any applicable Environmental Law except as to matters and proceedings that, individually, do not involve potential fines or penalties in excess of $100,000 or substantial risk of significant harm to human health or the environment; and

(iii) no property currently, or to the Knowledge of the Company, formerly, owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, is proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal or state list of sites requiring investigation or clean-up and, to the Knowledge of the Company, there has been no release to the workplace or ambient environment of any Materials of Environmental Concern by the Company or any Company Subsidiary, except for any conditions that generally do not present a material risk of harm to human health or the environment.

(b) With respect to any real property within the State of Connecticut owned, leased or otherwise operated by the Company, neither the Company nor any business operation on such property has generated more than 100 kg of “hazardous waste” (as defined by Connecticut General Statutes § 22a-134(4))(“Connecticut Hazardous Waste”) in any single calendar month between November 19, 1980 and the present, or, with respect to former such properties, between November 19, 1980 and the date the Company ceased to own, lease or otherwise operate such property in Connecticut.

(c) The representations and warranties contained in this Section 3.20 are the sole representations and warranties of the Company relating to any liability or obligation under Environmental Law or relating to any Materials of Environmental Concern (“Environmental Matters”).

Section 3.21 . Customers and Suppliers. Section 3.21 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 3% of the consolidated revenues of the Company during the last fiscal year or the interim period through the date of the September Balance Sheet and the amount of revenues accounted for by such customer during such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or any Company Subsidiary. To the Company’s Knowledge no such customer or supplier has indicated to the Company in writing within the 12 months prior to the date hereof that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Company Subsidiary.

Section 3.22 . Books and Records. The minute books of the Company and the Company Subsidiaries contain complete and adequate records of all meetings and other corporate actions of the respective stockholders and board of directors and committees thereof. The stock records of the Company are correct and complete and reflect all issuances, transfers, repurchases, and cancellations of shares of capital stock of the Company and the Company Subsidiaries, as applicable.

Section 3.23 . Information Statement. The information supplied or to be supplied by the Company for inclusion in the Information Statement shall not, at the date the Information Statement is first provided to the shareholders of the Company or the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or misstate any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation, or warranty with respect to any information supplied by Buyer in writing which is contained in the Information Statement.

Section 3.24 . Anti-Takeover Statutes. No “business combination”, “fair price”, “control share acquisition” or other similar anti-takeover statutes or regulation or anti-takeover provision is applicable to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.25 . Bank Accounts. Section 3.25 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and Company Subsidiaries, and the names of persons having signature authority with respect thereto or access thereto.

Section 3.26 . Inventory. All inventory of the Company and its Subsidiaries reflected on the September Balance Sheet, is of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which had been written off or written down to net realizable value on the September Balance Sheet. All inventory of the Company not written off has been priced on the September Balance Sheet at the lower of cost or market on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods reflected on the September Balance Sheet after giving effect to related reserves thereon, were not excessive in the then present circumstances of the Company.

Section 3.27 . Controls and Procedures. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls for a privately held company which are designed to enable the Company to monitor that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to the Company’s assets are permitted only with management’s authorization and (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Company’s knowledge, there are no material weaknesses or other deficiencies in any such internal accounting controls, in each case, for a privately held company.

ARTICLE 4

Representations and Warranties of Buyer and MergerCo

Buyer and MergerCo jointly and severally represent and warrant to the Company:

Section 4.01 . Existence and Power. Each of Buyer and MergerCo is a corporation duly incorporated, and each is validly existing and in good standing under the laws of Massachusetts and California, respectively, and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02 . Authorization. The execution, delivery and performance by Buyer and MergerCo of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and MergerCo, and have been duly authorized by all necessary action on the part of Buyer and MergerCo. This Agreement constitutes a valid and binding agreement of Buyer and MergerCo, enforceable against Buyer and MergerCo in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

Section 4.03 . Governmental Authorization. The execution, delivery and performance by Buyer and MergerCo of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than (i) the filing of the Documents of Merger with the Secretary of State of the State of California and (ii) compliance with any applicable requirements of the HSR Act.

Section 4.04 . Non-contravention. The execution, delivery and performance by Buyer and MergerCo of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or MergerCo, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or MergerCo or to a loss of any benefit to which Buyer or MergerCo is entitled under any provision of any agreement or other instrument binding upon Buyer or MergerCo, or (iv) result in the creation or imposition of any material Lien on any asset of Buyer or MergerCo.

Section 4.05 . Financing. Buyer has cash, available lines of credit or other sources of immediately available funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay its transaction expenses.

Section 4.06 . Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or MergerCo before any court, arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07 . Finders’ Fees. Except for Adams Harkness, Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or MergerCo who might be entitled to any fee or commission from any Stockholder, the Company or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.08 . Projections, Etc. Buyer acknowledges that neither the Company nor any Stockholder has made or makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or the Company Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement. The agreements, acknowledgements and representations made by Buyer pursuant to this Section are made for and on behalf of itself and MergerCo.

Section 4.09 . No Affiliates. Neither Buyer nor MergerCo is: (i) an Affiliate of the Company or any Company Subsidiary or (ii) an “interested party” as such term is defined in Section 1203 of CA Law.

ARTICLE 5

Covenants of the Company

Section 5.01 . Conduct of the Company. From the date hereof until the Effective Time, except as disclosed on Section 5.01 of the Company Disclosure Schedule, the Company agrees to conduct its and the Company Subsidiaries’ businesses in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact its and the Company Subsidiaries’ business organizations and relationships with third parties and to keep available the services of present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as disclosed on Section 5.01 of the Company Disclosure Schedule, the Company will not, and will not permit any Company Subsidiary to, without Buyer’s consent, which will not be unreasonably withheld:

(a) adopt or propose any change in the articles of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary;

(b) (i) issue any shares of capital stock or other equity securities of the Company or the Company Subsidiaries (other than issuances of Common Shares upon exercise of any Vested Options or upon conversion of any Preferred Shares), (ii) transfer, sell or dispose of any shares of capital stock or other equity securities of the Company Subsidiaries or (iii) repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or the Company Subsidiaries (other than repurchases made in connection with the termination of employment of employees of the Company or any Company Subsidiaries pursuant to contractual obligations or redemptions of Preferred Shares as the Company may be obligated to effect under Section 5 of the Articles of Incorporation);

(c) declare, issue, make or pay any dividend or other distribution of assets to its shareholders (other than dividends paid by any Company Subsidiary to the Company or other Company Subsidiaries);

(d) incur, assume or guarantee any indebtedness for borrowed money other than inter-company indebtedness;

(e) make or obtain any loan or other extension of credit to or from, or make any guaranty for the benefit of, any director, officer, employee or shareholder of the Company or the Company Subsidiaries (other than pursuant to existing commitments or obligations under, or otherwise in accordance with, any Employee Plan), in each case other than any inter-company arrangements;

(f) acquire a material amount of assets from any other Person except (i) pursuant to existing contracts or commitments or (ii) otherwise from suppliers in the ordinary course of business consistent with past practice;

(g) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) Otherwise to customers, distributors or similar Person in the ordinary course of business consistent with past practice;

(h) change its accounting methods, principles or practices, except insofar as may be required by generally applicable changes in generally accepted accounting principles, or make any new elections, or changes to any current elections, with respect to Taxes;

(i) make or commit to make any capital expenditures in excess of $25,000 per item or $100,000 in the aggregate;

(j) settle any claim for more than $100,000 or institute any legal proceedings (other than to enforce this Agreement);

(k) enter into, amend, terminate (in each case, with respect to contracts or agreements listed or required to be listed in Sections 3.10(a)(ii) and/or 3.10(a)(iii) of the Company Disclosure Schedule, other than in the ordinary course of business consistent with past practice) or waive any material rights under any contract or agreement of a nature required to be listed in Section 3.10 of the Company Disclosure Schedule;

(l) enter into, adopt or amend any Employee Plan or increase the amount of the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or any bonus or other benefit to its directors, officers or employees (except, in each case, for existing payment obligations listed in the Company Disclosure Schedule); provided that the foregoing shall not prevent the Company from hiring new employees in the ordinary course of business consistent with past practice;

(m) agree or commit to do any of the foregoing; or

(n) make or change any material Tax election, change any annual Tax accounting period, file any material amended Returns or claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability.

Section 5.02 . Access to Information. From the date hereof until the Effective Time, the Company will (i) give Buyer and its respective counsel, financial advisors, auditors and other authorized Stockholders’ Representative reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries, (ii) furnish to Buyer and its respective counsel, financial advisors, auditors and other authorized Stockholders’ Representative such financial and operating data and other information relating to the Company or each Company Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors and auditors of the Company or each Company Subsidiary to cooperate with Buyer in its investigation of the Company or any Company Subsidiary. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary. Notwithstanding the foregoing, no such Person shall have access to personnel records of the Company and the Company Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Company Subsidiary to risk of liability.

Section 5.03 . Notices of Certain Events. Each party hereto agrees to notify the other parties of:

(a) any notice or other communication from any Person received by it alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority received by it in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced against it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or 4.06.

ARTICLE 6

Covenants of Buyer

Section 6.01 . Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Buyer and its Affiliates will be bound by the Confidentiality Agreement, dated as of July 21, 2005, which shall remain in full force and effect in all respects in accordance with its terms. At the Effective Time the Confidentiality Agreement shall automatically terminate, without the need for any further action or agreement by any party thereto.

Section 6.02 . Employees and Offers of Employment. (a) Buyer acknowledges that it shall, through the Surviving Corporation and its Subsidiaries, continue the employment of all of the employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the “Transferred Employees”).

(b) Until at least the end of the 12-month period immediately following the Effective Time, (i) Buyer agrees to provide, or to cause the Surviving Corporation and its Subsidiaries to provide, each Transferred Employee, as long as he or she is employed by the Company or the Surviving Corporation, with base pay that is no less than the base pay of the Transferred Employee immediately prior to the Effective Time; and (ii) Buyer agrees to honor, or to cause the Surviving Corporation and its Subsidiaries to honor, any employment agreements and annual incentive compensation plan in effect as of the date hereof. For the avoidance of doubt, nothing in this Agreement shall constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with an employer’s right to dismiss a Transferred Employee from employment at any time, with or without cause, other than as prohibited by applicable law.

Section 6.03 . Company Employee Plans. Buyer agrees to honor, and to cause the Surviving Corporation and its Subsidiaries to honor, the obligations of the Surviving Corporation and its Subsidiaries under the provisions of each Employee Plan as such Employee Plan relates to each Transferred Employee. Notwithstanding the foregoing, no provision of this Section 6.03 is intended to prevent Buyer from amending or terminating any such Employee Plan in accordance with its terms, so long as, through the end of the 12-month period immediately following the Effective Time, the benefits provided to Transferred Employees (other than equity awards) are substantially comparable in the aggregate to those generally provided to similarly situated employees of Buyer; provided, however, that the Management Incentive Bonus Plan as in effect on the date hereof shall not be amended or terminated prior to the final distributions of the Escrowed Bonus Amount and the termination of the Escrow Agreement. Accrued benefits or account balances of Transferred Employees under any Employee Plan that is a defined contribution plan shall be fully vested as of the Effective Time.

Section 6.04 . Buyer Employee Plans. Buyer or one of its Affiliates will recognize all service of the Transferred Employees to the extent such service is recognized by the Company or the Company Subsidiaries for all purposes of the employee benefit plans of Buyer or its Affiliates (other than benefit accrual under a defined benefit plan of Buyer or its Affiliates and other than for purposes of the vesting of any options granted by Buyer).

Section 6.05 . Obligations of MergerCo and Surviving Corporation. Buyer agrees to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to perform its obligations under this Agreement.

Section 6.06 . Director and Officer Liability. Buyer shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by CA Law or any other applicable laws; provided under the Indemnification Agreements or provided under the certificate of incorporation, bylaws or similar organization documents of the Company or any Company Subsidiaries as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance, in respect of acts or omissions occurring at or prior to the Effective Time covering each Person currently covered by such insurance policies carried by the Company and the Company Subsidiaries on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that such policy can be obtained for premiums not exceeding 150% of the amount per annum that the Company and the Company Subsidiaries paid in its last full fiscal year (as set forth in Section 6.06 of the Company Disclosure Schedule), and, if not, on such terms with respect to coverage and amount as favorable as possible relative to the terms of such policy in effect on the date hereof as can be obtained for premiums of 150% of such amount.

(c) If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section.

(d) The rights of each Indemnified Person under this Section shall be in addition to any rights such Person may have under the articles of incorporation, bylaws or similar organizational documents of the Company or any of the Company Subsidiaries, under CA Law or any other applicable laws or under the applicable Indemnification Agreement or any other agreement of any Indemnified Person with the Company or any of the Company Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.07 Formation of MergerSub. Buyer undertakes to establish, as promptly as practicable after the date hereof and prior to the Closing, a corporation to be wholly-owned by Buyer and incorporated in the State of California (“MergerCo”). Buyer further undertakes to cause MergerCo to enter into this Agreement as soon as practicable after the date hereof and prior to the Closing by causing MergerCo to execute this Agreement, whereby MergerCo will become a party to this Agreement for all purposes as if it had been an original party signing this Agreement on the date hereof, it being understood and agreed, notwithstanding anything to the contrary in this Agreement, that neither Buyer nor MergerCo is making (or shall be construed to have made) any representations or warranties with respect to MergerCo until such time as MergerCo shall become a party to this Agreement, at which time all the representations and warranties relating to MergerCo shall be deemed made by Buyer and MergerCo as of the date on which MergerCo executes this Agreement.

ARTICLE 7

Covenants of Buyer, MergerCo and the Company

Section 7.01 . Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer, MergerCo and the Company will use their respective efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Merger and the transactions contemplated by this Agreement, including, making all necessary registrations and filings (including filings under the HSR Act and any other applicable foreign antitrust or competition laws, rules and regulations and foreign investment laws) with any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority (each, a “Governmental Body”), and obtaining all necessary waivers, consents and approvals from, and taking all steps to avoid any action or proceeding by, any Governmental Body and obtaining all necessary consents, approvals or waivers from third parties under contracts of the Company and Company Subsidiaries. Each of Buyer and the Company agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Buyer to take any Action of Divestiture (as defined below). For purposes of this Agreement, an “Action of Divestiture” shall mean (i) the sale, license or other disposition or holding separate of any assets or categories of assets of Buyer or any of its subsidiaries or, following the Effective Time, any assets or categories of assets of the Surviving Corporation or any of its subsidiaries, (ii) the imposition of any limitation or regulation on the ability of Buyer to operate, directly or indirectly, its business, the business of its subsidiaries or following the Effective Time, the business of the Surviving Corporation or any of its subsidiaries or (iii) the imposition of any limitation or regulation on Buyer’s ownership or control, direct or indirect, of its subsidiaries or, following the Effective Time, the Surviving Corporation or any of its subsidiaries.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 7.01), Buyer agrees that from and after the date hereof and until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article 9, Buyer will not, and will cause its Subsidiaries and Affiliates not to, enter into any letter of intent or other agreement to acquire, directly or indirectly, from any of the entities listed on Schedule B hereto: (i) any assets constituting a line of business, (ii) a controlling equity interest; or (iii) any assets or equity interests which would require (a) a HSR Act filing or (b) any foreign antitrust regulatory filings or approvals.

Section 7.02 . Certain Filings. Buyer and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Body, is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03 . Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law, neither the Company nor Buyer will issue any such press release or make any such public statement prior to the Effective Time, without the consent of the other party.

Section 7.04 . Cooperation on Tax Matters. Each of Buyer, MergerCo, the Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder) relating to the Company and the Company Subsidiaries.

Section 7.05 . Information Statement. Promptly after the execution of this Agreement, the Company, in consultation with Buyer, will prepare an information statement (the “Information Statement”) in accordance with Sections 1301 and 603 of the CA Law, which among other things (a) notifies any holder of Preferred Shares or Common Shares who has not executed a Consent, of the approval of the Merger by the board of directors of the Company and holders of the requisite number of Common Shares and Preferred Shares and (b) provides copies of the applicable dissenters’ rights statutes and a description of the procedure to be followed. The Company shall mail or cause to be mailed the Information Statement to such holders of Preferred Shares and/or Common Shares within the time frame set forth in Sections 1301 and 603 of the CA Law.

ARTICLE 8

Conditions to the Merger

Section 8.01 . Conditions to Obligations of the Parties. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions (other than any such conditions that are waived by the Company, Buyer or, MergerCo):

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

(c) The applicable notices to shareholders shall have been given at least ten days prior to the Effective Time as required by Section 603(b)(1) of the CA Law.

Section 8.02 . Conditions to Obligation of Buyer and MergerCo. The obligation of Buyer and MergerCo to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by Buyer and MergerCo):

(a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by the Company at or prior to the Effective Time, (ii) except as may be affected by acts permitted by Section 5.01 hereof, the representations and warranties of the Company contained in this Agreement shall be true at and as of the date of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such respective specific date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, and (iii) MergerCo shall have received certificates signed by an appropriate officer of the Company to the foregoing effect.

(b) Buyer shall have received certification from the Company in the form attached hereto as Exhibit F that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(c) Since the date of this Agreement, there shall not have occurred any circumstance or change in or effect on the Company or any Company Subsidiary that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e) Holders of not more than 7.5% of the Common Shares and Preferred Shares together (calculated on an as-converted basis) shall have validly exercised and not withdrawn or lost any appraisal or dissenter rights pursuant to CA Law.

(f) Buyer shall have received an opinion of counsel to the Company with respect to the matters on Exhibit G attached hereto.

(g) All Company Stock Options previously outstanding under the Ion Systems, Inc. 1988 Equity Incentive Plan, as adopted June 30, 1988, shall have been duly terminated, and no new Company Stock Options shall have been granted under such 1988 Equity Incentive Plan since the last date on which Company Stock Options where permitted to be granted under such plan, without amendment of the plan.

(h) The termination agreement by and among the Company, the TWCP Entities, TWCP LLC and Scott Gehlke dated November 22, 2005, a copy of which is attached hereto, shall be in full force and effect, without modification.

(i) Subject to compliance with ERISA and the Code, the Company shall have terminated the Profit Sharing 401(k) Plan and the Tantec Incorporated Retirement Savings Plan, in each case effective as of the Closing Date; provided, however, that neither the Company, the Company’s Board of Directors or its Stockholders shall have a reasonable expectation of liability in respect of such termination, and provided, further, that the Company shall be required to satisfy this condition to Closing only if such condition is capable of being satisfied by the time that all other conditions set forth in this Article 8 shall have been waived or satisfied.

Section 8.03 . Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by the Company): (i) Buyer and MergerCo shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) the representations and warranties of Buyer and MergerCo contained in this Agreement shall be true in all material respects at and as of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), and (iii) the Company shall have received a certificate signed by an appropriate officer of Buyer to the foregoing effect.

ARTICLE 9

Termination

Section 9.01 . Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and Buyer;

(b) by either the Company or Buyer if the Merger shall not have been consummated on or before 90 days after the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(c) by either the Company, MergerCo or Buyer if consummation of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer or MergerCo set forth in this Agreement or if any representation or warranty of Buyer or MergerCo shall become untrue, in either case such that the condition set forth in Section 8.03 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inadequacy in Buyer’s or MergerCo’s representations or warranties or breach by Buyer or MergerCo is curable prior to End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 9.01(d) prior to 30 days following the receipt of written notice from the Company to Buyer of such breach (and then only if such inadequacy or breach has not been cured); or

(e) by Buyer, upon a breach with any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall become untrue, in either case such that the condition set forth in Section 8.02(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inadequacy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.01(e) prior to 30 days following the receipt of written notice from Buyer to the Company of such breach (and then only if such inadequacy or breach has not been cured).

The party desiring to terminate this Agreement pursuant to clause 9.01(b), 9.01(c), 9.01(d) or 9.01(e) shall give notice of such termination to the other party.

Section 9.02 . Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) willful breach by a party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of this Section, Section 6.01 and Article 11 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

Indemnification

Section 10.01 . Indemnification of the Buyer. Effective at and after the Effective Time, Buyer shall be indemnified exclusively from the Escrow Account in respect of any and all Damages actually incurred or suffered by, without duplication, the Surviving Corporation or Buyer or any Affiliate thereof, resulting from or constituting:

(a) any breach, as of the date of this Agreement, of any representation or warranty of the Company contained in this Agreement or any breach of any representation or warranty of the Company in any certificate furnished by the Company to Buyer pursuant to this Agreement (including without limitation, the certificate furnished pursuant to Section 2.05(b) and Section 8.02(a));

(b) any failure to perform prior to the Closing any covenant or agreement of the Company contained in this Agreement or any certificate furnished by the Company to Buyer pursuant to this Agreement;

(c) any Transaction Expenses in excess of the amount thereof set forth on the certificate delivered by the Company pursuant to Section 2.05(b);

(d) the exercise by holders of Dissenting Shares of rights under CA Law (it being understood and agreed by the parties that Damages under this clause (d) shall include only the excess (if any) of the amounts received by a holder of such Dissenting Shares pursuant to the exercise of such rights over the amount the holder of such Dissenting Shares would have received pursuant to this Agreement had the holder of such Dissenting Shares not exercised such rights under CA Law); and

(e) any breach of a representation made by the Company in Section 3.05(h).

Section 10.02 . Indemnification Claims. (a) Buyer shall give written notification to the Stockholders’ Representative and the Escrow Agent of the commencement of any suit or proceeding by a person or entity for which indemnification may be sought by Buyer under this Article 10 (a “Third Party Action”). Such notification shall be given as soon as practicable after receipt by Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of Buyer in so notifying the Stockholders’ Representative shall relieve the Stockholders of any indemnification obligations hereunder except to the extent of any Damages caused by or arising out of such delay or failure or to the extent such delay or failure will have adversely prejudiced the Stockholders. Buyer will promptly provide the Stockholders’ Representative with such additional information with respect thereto that the Stockholders’ Representative may reasonably request. Within 20 days after delivery of such notification, the Stockholders’ Representative may, upon written notice thereof to Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to Buyer (it being understood and agreed that the law firms listed in Section 10.02 of the Company Disclosure Schedule shall be deemed reasonably satisfactory to Buyer); provided that (i) the Stockholders’ Representative may only assume control of such defense if (A) it acknowledges in writing to Buyer that any Damages that may be assessed against Buyer in connection with such Third Party Action constitute Damages for which Buyer shall be indemnified pursuant to and subject to the limitations of this Article 10 and (B) the Third Party Action is reasonably likely to result in an amount that is less than or equal to the amount of Damages to which Buyer may be entitled under this Article 10 and (ii) the Stockholders’ Representative may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against Buyer. If the Stockholders’ Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, Buyer shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 10.02(a) or (ii) the Stockholders’ Representative assumes control of such defense and Buyer reasonably concludes that the Stockholders and Buyer have conflicting interests or different defenses available with respect to such Third Party Action. The Stockholders’ Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Stockholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article 10, Buyer (i) must act in good faith and (ii) shall deliver as soon as reasonably practicable a Claim Notice to the Stockholders’ Representative, with a copy to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Stockholders’ Representative shall deliver to Buyer a response (the “Response”), in which the Stockholders’ Representative shall: (i) agree that Buyer is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a written notice instructing the Escrow Agent to distribute to Buyer a portion of the Escrow Amount equal to the Claimed Amount), (ii) agree that Buyer is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a written notice instructing the Escrow Agent to distribute to Buyer a portion of the Escrow Amount equal to the Agreed Amount) or (iii) dispute that Buyer is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Stockholders’ Representative and Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Stockholders’ Representative and Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Stockholders’ Representative and Buyer agree in writing to submit the Dispute to such arbitration, then, unless agreed in such written agreement, the provisions of Section 10.02(e) shall become effective with respect to such Dispute. The provisions of this Section 10.02(d) shall not obligate the Stockholders’ Representative and Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Stockholders’ Representative and Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in California, in accordance with Section 11.07. The Stockholders’ Representative and Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be distributed to Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 10.02(d), Buyer and the Stockholders’ Representative agree to submit any Dispute to binding arbitration, then unless otherwise agreed between Buyer and the Stockholders’ Representative, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Arbitration Rules (“Commercial Rules”) of the American Arbitration Association (“AAA”) in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the San Francisco office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

(iv) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 10.02(e), or (y) address or resolve any issue not submitted by the parties.

(v) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by Buyer and the Stockholders.

(f) Notwithstanding the other provisions of this Section 10.02, if a customer asserts (other than by means of a lawsuit) that Buyer is liable to such customer for a monetary or other obligation which may constitute or result in Damages for which Buyer may be entitled to indemnification pursuant to this Article 10, and Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) Buyer shall be entitled to satisfy such obligation, without prior consent from the Stockholders’ Representative, (ii) Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article 10, and (iii) Buyer shall be reimbursed, in accordance with the provisions of this Article 10, for any such Damages for which it is entitled to indemnification pursuant to and subject to the limitations of this Article 10 (including subject to the right of the Stockholders’ Representative to dispute Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article 10).

(g) The Stockholders’ Representative shall have full power and authority on behalf of each Stockholder, and holder of In-the-Money Options to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, such Persons under this Article 10. The Stockholders’ Representative shall have no liability to any Person for any action taken or omitted on behalf of the Stockholders and holders of In-the-Money Options pursuant to this Article 10.

Section 10.03 . Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 10.01(a) shall (a) survive the Closing and (b) shall expire on the date 12 months following the Closing Date. If Buyer delivers to the Stockholders’ Representative, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of Buyer, Buyer shall promptly so notify the Stockholders’ Representative; and if Buyer has delivered a copy of the Expected Claim Notice to the Escrow Agent and a portion of the Escrow Amount has been retained in escrow after the 12-month anniversary of the Closing Date with respect to such Expected Claim Notice, the Stockholders’ Representative and Buyer shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Amount to the Stockholders in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article 10 shall not be affected by (i) any investigation conducted by or on behalf of Buyer or any knowledge acquired (or capable of being acquired) by Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants. All representations and warranties of Buyer and MergerCo contained herein shall terminate at the Effective Time.

Section 10.04 . Limitations. (a) Notwithstanding anything to the contrary herein after the Closing, except in the case of fraud, (i) the Stockholders shall have no liability of any kind to Buyer, any Affiliate of Buyer or the Surviving Corporation, subject only to Buyer’s right to bring indemnification claims solely and exclusively against the Escrow Account pursuant to this Article 10 and the Escrow Agreement, and Buyer’s rights under this Article 10 shall be the sole and exclusive remedy of Buyer, any Affiliate of Buyer or the Surviving Corporation, (ii) Buyer shall not be entitled to make an indemnification claim under this Article 10 for any individual claim if the Damages relating to such claim do not exceed $20,000, (iii) Buyer shall be entitled to make indemnification claims under this Article 10 only with respect to that portion of the aggregate Damages under this Article 10 for which Buyer would otherwise be entitled which exceeds $600,000; provided that the limitations set forth in this Section 10.04(a)(ii) and Section 10.04(a)(iii) shall not apply to claim pursuant to Section 10.01(c), Section 10.01(d) or Section 10.01(e), and provided further that any claim pursuant to Section 10.01(c), Section 10.01(d) or Section 10.01(e), shall not be taken into account in calculating the portion of the aggregate Damages that exceeds $600,000, if any, (iv) the maximum amount of Damages to which Buyer shall be entitled in respect of all indemnification claims under this Article 10 shall not exceed, and shall be payable solely and exclusively from, the Escrow Amount, and (v) the maximum amount of damages for any indemnification claim by Buyer shall not exceed, and shall be payable solely from the Available Escrow Amount at the time such indemnification claim is made hereunder. For purposes solely of this Article 10, all representations and warranties of the Company in Article 3 (other than Section 3.08(a)) shall be construed as if references to “material” or “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Without limiting the rights of any Indemnified Person pursuant to Section 6.06 hereof, no Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(c) Buyer, its Affiliates and the Surviving Corporation shall use reasonable efforts prior to any distribution from the Escrow Account to seek to mitigate to the extent required by applicable law, any Damages for which Buyer seeks indemnification under this Agreement; provided that the cost of such mitigation shall be taken into account in determining the applicable Damages.

(d) Buyer, its Affiliates and the Surviving Corporation shall use reasonable efforts to collect any amounts available under insurance coverage of any Damages payable under this Article 10; provided that Buyer shall not be required in any event to commence legal proceedings for such collection.

(e) Buyer shall not be entitled to any claim for Damages under this Article 10 attributable to or resulting from Buyer causing or permitting the Company, any Subsidiary of the Company or any Affiliate of Buyer to make or change any Tax election, amend any Return or take any Tax position on any Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of any Tax Asset of the Buyer, any Affiliate of Buyer, the Company or any Subsidiary of the Company.

Section 10.05 . Calculation of Damages. (a) Any amount of any Damages payable under this Article 10 from the Escrow Account shall be net of any amounts recovered, or acknowledged by the applicable insurance carrier to be recoverable, by Buyer and its Affiliates under applicable insurance policies. If Buyer or its Affiliates receive any amounts under applicable insurance policies subsequent to an indemnification payment from the Escrow Account, then Buyer shall promptly pay and reimburse the Stockholders, holders of In-the-Money Options and the Participants (as if such payment was a distribution from the Escrow Account for the benefit of such holders) for any such indemnification payment from the Escrow Account up to the amount received by Buyer or its Affiliates, net of any expenses incurred by Buyer or its Affiliates in collecting such amount including the cost of any premium increases resulting from Damages so recovered under the applicable insurance policies.

(b) Buyer shall not be entitled under this Article 10 to any Damages relating to any matter to the extent (i) that there is included in the September Balance Sheet a specific liability or reserve relating to such matter, or (ii) of consequential (other than Damages for lost profits) or punitive Damages; provided that, without limiting the right of the Stockholders’ Representative to dispute Buyer’s entitlement to indemnification or the amount for which it is entitled to indemnification under the terms of this Article 10, sub-section (ii) of this Section 10.05(b) shall not apply in the event that Buyer or the Surviving Corporation is liable to a third party for Damages which constitute consequential or punitive Damages and for which Buyer, but for this Section 10.05(b), would have been entitled to seek indemnification under the terms and subject to the limitations of this Article 10.

ARTICLE 11

Miscellaneous

Section 11.01 . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, MergerCo or, after the Effective Time, the Surviving

Corporation, to:

MKS Instruments, Inc.

90 Industrial Way

Wilmington, MA 01887

Attention: Leo Berlinghieri

Tel: (978) 284-4040

Fax: (978) 284-4444

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Mark G. Borden

Tel: (617) 526-6000

Fax: (617) 526-5000

if to the Company:

Ion Systems, Inc.

1005 Parker Street

Berkeley, CA 94710

Attention: Frank Schneider, CEO and President

Fax: (510) 704-5413

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Phillip R. Mills

Fax: (212) 450-3800

if to the Stockholders’ Representative:

TWCP, L.P.

c/o TWCP-GP LLC

390 Park Avenue

New York, New York 10022

Attention: David Bauman

Fax: (212) 271-4911

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Phillip R. Mills

Fax: (212) 450-3800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02 . Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Buyer, or in the case of a waiver, except as expressly set forth in Article 8, by the party against whom the waiver is to be effective; provided that, without further approval by the shareholders of the Company, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange of any Common Shares, Preferred Shares or Vested Options.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03 . Expenses. Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, subject to Article 10, the Company and, after the Effective Time, the Surviving Corporation, shall be responsible for and shall pay the Transaction Expenses.

Section 11.04 . Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege. (a) Buyer, and MergerCo waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time (the “Post-Closing Representation”), of any Stockholder or Affiliate thereof, or any officer, employee or director of the Company, any Company Subsidiary or any Stockholder or Affiliate thereof (any such Person, a “Designated Person”) in any matter involving this Agreement, the Escrow Agreement or any other agreements or transactions contemplated hereby and thereby (including any litigation, arbitration, mediation or other proceeding), by any legal counsel currently representing the Company or any Company Subsidiary in connection with this Agreement, the Escrow Agreement or any other agreements or transactions contemplated hereby and thereby (the “Current Representation”).

(b) Buyer and MergerCo waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement, the Escrow Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisers.

Section 11.05 . Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.06 . Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

Section 11.07 . Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Superior Court of California County of San Francisco or the United States District Court Northern District of California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08 . Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto and, with respect to Article 2, the Stockholders, the Participants and the holders of Vested Options, Section 6.06, the Indemnified Persons, and Section 11.04, Davis Polk & Wardwell, any rights or remedies hereunder.

Section 11.09 . Entire Agreement. This Agreement and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 11.10 . Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.11 . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ION SYSTEMS, INC.

By: /s/ Frank W. Schneider
Name: Frank W. Schneider
Title: President & CEO

MKS INSTRUMENTS, INC.

By: /s/ Leo Berlinghieri
Name: Leo Berlinghieri
Title: President and CEO

Agreed to, solely in its capacity as the
Stockholders’ Representative with respect to the
Stockholders’ Representative rights and
obligations under this Agreement.

TWCP, L.P.

By: TWCP-GP LLC, as General Partner

By: TWCP HOLDINGS LLC, as Managing

Member of the TWCP-GP LLC

By: /s/ Douglas M. Karp
Name: Douglas M. Karp
Title: Managing Partner